Exhibit 99.1


First National Bancshares Inc. Reports Record 1St Quarter Earnings


    BRADENTON, Fla.--(BUSINESS WIRE)--April 7, 2004--First National Bancshares Inc. (Nasdaq:FBMT), parent of 1st National Bank & Trust, announced earnings for the first quarter of 2004.
    Net income was $663,000 compared to $623,000 for the first quarter of 2003 representing a 6% increase.
    Basic Earnings per share was .32 cents compared to .31 cents for the same period in 2003.
    First National Bancshares, is located in Bradenton, Florida. Information can be obtained through the bank's web site at www.firstnbt.com, under investor relations, or on-line through the stock symbol FBMT.

    CONTACT: 1st National Bank & Trust, Bradenton
             Angie O'Reilly, 941-746- 4964 Ext. 400